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                                                                    Exhibit 99.1

CONTACTS:

(MEDIA):     TONY LENTINI              (713) 296-6227
             BILL MINTZ                (713) 296-7276
             DAVID HIGGINS             (713) 296-6690

(INVESTOR):  ROBERT DYE                (713) 296-6662

(WEB SITE):  WWW.APACHECORP.COM

                                           FOR RELEASE AT 7:45 A.M. CENTRAL TIME

               APACHE UPDATES POST-KATRINA PRODUCTION RESTORATION;
                81% OF SHUT-IN GAS AND 65% OF OIL BACK ON STREAM

         Houston, Sept. 15, 2005 - Apache Corporation (NYSE, Nasdaq: APA) said today that it has restored 81 percent, or 459 million cubic feet (MMcf) per day, of its gross operated natural gas production and 65 percent, or 45,600 barrels per day, of its gross operated oil production in the company's Gulf Coast Region that had been shut-in due to Hurricane Katrina.

         Apache expects to restore another 45 MMcf per day of gross operated gas production and 4,000 barrels per day of gross operated oil production by mid-October.

         Repair and replacement of lost or damaged production platforms and third-party pipelines and other facilities make it likely that approximately 60 MMcf per day of gross operated natural gas production and 20,000 barrels per day of gross operated oil production may remain shut in for an extended period of up to a year, Apache reported.

         The company maintains a $150 million business interruption insurance policy to cover lost production revenue. Apache also has property damage insurance totaling $350 million, after a $7.5 million deductible; $250 million of this coverage is with a large mutual insurer of energy companies and is subject to reduction depending on Katrina claims by other companies.

         With the restored production, Apache's Gulf Region is now flowing 87 percent of its normal gross operated gas volumes and 68 percent of its normal gross operated oil volumes.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, Australia and the United Kingdom sector of the North Sea.

                                      -end-

         This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations and beliefs regarding Apache's Gulf of Mexico production. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements is damage to Apache's Gulf of Mexico facilities and the availability of needed equipment and personnel to restore production. There is no assurance that Apache's expectations will be realized, and actual timing of the resumption of deliveries may differ materially from those expressed in the forward-looking statements.